WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


    WERNER ENTERPRISES REPORTS SEVENTH CONSECUTIVE QUARTER OF HIGHER
                     OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, July 16, 2003:
------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported its seventh consecutive year-over-year quarter of higher operating revenues and earnings for the second quarter ended June 30, 2003. Operating revenues increased 6% to $362.3 million compared to $340.4 million in second quarter 2002. Net income increased 20% to $19.9 million compared to $16.6 million in second quarter 2002. Earnings per share for second quarter 2003 were $.30 per share, or 20% higher than the $.25 per share earned in second quarter 2002.

     "Our freight demand for second quarter ranged from flat to slightly better compared to the same period a year ago," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "We increased our revenue per total mile by 3.5% compared to second quarter 2002. We are achieving our goal of improving our operating margin which increased from 8.0% of revenues to 8.7% of revenues."

      Freight demand in the beginning of April was slightly higher than the same period a year ago but returned to about the same level as a year ago for the latter part of April and the month of May. The Company experienced some modest improvement in June that has continued into July. Werner measures its freight demand by continually comparing the number of available loads to available trucks on a daily basis.

     Average fuel prices declined from the twenty-year high levels of first quarter 2003 by 19 cents a gallon. However, diesel prices, excluding fuel taxes, remained 14 cents a gallon, or 19%, higher in second quarter 2003 compared to second quarter 2002. To lessen the effect of fluctuating fuel prices on the Company's margins, Werner collects fuel surcharge revenues from its customers. These surcharge programs, which automatically adjust weekly through fuel surcharge price brackets, continued in effect. In this period of declining prices, the Company realized a temporary short-term benefit for the lag effect of collecting surcharge revenues while fuel costs were declining. Fuel surcharge revenues were $14.9 million in second quarter 2003 compared to

$6.6 million in second quarter 2002. Earnings per share were positively impacted by two cents per share in second quarter 2003 compared to second quarter 2002 due to the temporary lag benefit of fuel surcharge revenues.

     As  discussed in previous quarterly earnings releases, the  Company delayed the business risk of buying new truck engines that are subject to the new emissions standards mandated by the Environmental Protection Agency. Since there was inadequate time to test these new truck engines prior to the October 1, 2002 effective date, the Company significantly increased the purchase of trucks with pre-October engines. During second quarter, the Company continued to bring new trucks with pre-October engines into service to replace trucks that were reaching the Company's normal three-year trade/sale age. The average age of the Company's truck fleet as of June 30, 2003 is 1.4 years.

     The Company is continuing ongoing testing of the new truck engines, in particular the Caterpillar ACERT engines and the Detroit Diesel EGR engines. Testing is still in the early stages, and the Company has not made any final decisions on its engine purchases for 2004. However, the Company will take delivery of approximately 325 model year 2004 trucks with Caterpillar ACERT engines in third quarter 2003. Werner plans to purchase more Caterpillar ACERT and Detroit Diesel EGR engines during the remainder of 2003.

     The Company's insurance and claims expense of 4.9% of revenues in second quarter 2003 was lower than first quarter 2003 of 5.5% of revenues, but continued to track significantly higher than the Company's historical insurance trends. The frequency and severity of claims in second quarter 2003 was higher than expected, particularly due to a few large claims that occurred in the last half of June. The Company's insurance policies for claims in excess of $3 million renew on August 1. Management expects it will increase the aggregate amount of losses it retains above $3 million per claim when these insurance policies are finalized in the next two weeks. The Company is continuing to make progress refining its safety program and has instituted several enhancements developed by its Risk Management Loss Prevention team. Werner Enterprises has substantial experience for over 10 years managing a majority of its claims as a self-insured carrier. The Company also has significant experience establishing and analyzing its accrued liabilities for insurance claims and will continue to accrue for losses and anticipated claim development as losses are incurred.

      Gains on sales of equipment, primarily trucks, are reflected as a reduction of Other Operating Expenses in the Company's income statement and amounted to a gain of $1.3 million in second quarter 2003 compared to a gain of $0.1 million in second quarter 2002. Gains increased due to a higher average sales price, and gain, per truck in second quarter 2003.

      Tractors in service declined by 40 trucks from first quarter 2003 to second quarter 2003. The market for qualified company drivers tightened during second quarter, and company driver turnover increased. While part of the driver market changes are due to seasonal factors, it appears the driver market is becoming more challenging. Over the last few years, many carriers have held the line or lowered driver pay to control costs. This may have caused some drivers to leave the industry. Effective July 2003, the Company changed its monthly mileage bonus pay program for Van solo drivers. The goal is to increase driver miles per truck by rewarding higher production from Van solo drivers with higher pay. The annual cost of this bonus pay increase, if mile production remains the same as current levels, is approximately $1.5 million per year.

     In addition, trucking has become very difficult for small fleets and owner-operators due to the significantly increased cost and reduced coverage for truck insurance and other factors. Many of these smaller truckload carriers have decreased their liability insurance coverage to the Department of Transportation required minimum of $750,000 per claim due to the hard insurance market. A large claim or a few large claims exceeding this minimal coverage amount could wipe out owners' equity of these small fleets. This concern may cause these fleet owners to consider leasing trucks and drivers to companies like Werner Enterprises. Werner is poised to assist this area of the truck market and offer more small fleets the benefits enjoyed by Werner's current owner-operators and small fleet owners - strong nationwide freight base, maintenance and parts discounts, one of the best owner-operator packages in the industry, advanced technology, financial stability, and other business management tools and resources. These benefits, coupled with Werner Enterprises' reputation and driver friendly environment, should aid the efforts to grow Small Fleet Development.

     Non-trucking revenues increased 8% to $25.9 million compared to $24.0 million in second quarter 2002. However, the growth was lower than anticipated in second quarter 2003 as Werner's Value Added Services division contracted with Werner's trucking division to haul more freight in second quarter 2003, thereby causing a shift this quarter from non-trucking revenues to trucking revenues.

     During second quarter 2003, the Company purchased 93,900 shares of common stock at an average price of $21.34 per share, for a total of $2.0 million.

     On June 12, the Company announced an increase in the quarterly cash dividend rate from $.02 per share to $.03 per share payable to stockholders of record on July 7, 2003 and paid on July 22, 2003. On an annualized basis, the new dividend rate is $.12 per share. Werner Enterprises believes it is the only truckload carrier that is currently paying a dividend. Werner Enterprises has been paying a dividend for seventeen years.

      The Company's financial position continues to improve. Cash increased during the quarter by $43.8 million to $101.8 million due to cash flow from operations and reduced capital expenditures. The Company's cash exceeds its only remaining debt of $20.0 million that matures during fourth quarter 2003. Werner has no truck or trailer operating leases and, therefore, has no off balance sheet debt. Stockholder's equity has grown to $676.3 million, or $10.59 per share.

      The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             6/30/03     Revenues    6/30/02     Revenues
                             --------    --------    --------    --------

Operating revenues           $362,290       100.0    $340,405       100.0
                             --------    --------    --------    --------
Operating expenses:
   Salaries, wages and
     benefits                 127,821        35.3     122,417        36.0
   Fuel                        37,188        10.3      30,401         8.9
   Supplies and maintenance    29,709         8.2      31,112         9.1
   Taxes and licenses          25,836         7.1      24,723         7.3
   Insurance and claims        17,881         4.9      12,793         3.7
   Depreciation                32,981         9.1      29,521         8.7
   Rent and purchased
     transportation            54,961        15.2      57,852        17.0
   Communications and
     utilities                  3,980         1.1       3,644         1.1
   Other                          357         0.1         804         0.2
                             --------    --------    --------    --------
      Total operating
        expenses              330,714        91.3     313,267        92.0
                             --------    --------    --------    --------
Operating income               31,576         8.7      27,138         8.0
                             --------    --------    --------    --------

Other expense (income):
   Interest expense               283         0.0         801         0.3
   Interest income               (508)       (0.1)       (602)       (0.2)
   Other                           28         0.0         419         0.1
                             --------    --------    --------    --------
      Total other expense        (197)       (0.1)        618         0.2
                             --------    --------    --------    --------

Income before income taxes     31,773         8.8      26,520         7.8
Income taxes                   11,914         3.3       9,945         2.9
                             --------    --------    --------    --------
Net income                    $19,859         5.5     $16,575         4.9
                             ========    ========    ========    ========

Diluted shares outstanding     65,344                  65,192
                             ========                ========
Diluted earnings per share       $.30                    $.25
                             ========                ========


                                       OPERATING STATISTICS
                                      (Quarter Ended June 30)
                                        % Change
                                       ----------
Average monthly miles per
  tractor                      10,249     (2.9%)       10,550
Average revenues per total
  mile (1)                     $1.271      3.5%        $1.228
Average revenues per loaded
  mile (1)                     $1.420      4.9%        $1.354
Average percentage of empty
  miles                         10.52%    13.0%         9.31%
Average tractors in service     8,228      3.2%         7,973
Average revenues per truck
  per week (1)                 $3,005      0.5%        $2,989
Non-trucking revenues (in
  thousands)                  $25,938      8.2%       $23,973
Capital expenditures, net     $14,384                 $39,057
Cash flow from operations     $58,909                 $43,708
Total tractors (at quarter
  end)
     Company                    7,225                   6,800
     Owner-operator               925                   1,150
                             --------                --------
          Total tractors        8,150                   7,950

Total trailers (at quarter
  end)                         21,355                  19,855


(1)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                               Six                     Six
                              Months       % of       Months       % of
                              Ended      Operating    Ended      Operating
                             6/30/03     Revenues    6/30/02     Revenues
                             --------    --------    --------    --------

Operating revenues           $709,498       100.0    $652,980       100.0
                             --------    --------    --------    --------
Operating expenses:
   Salaries, wages and
     benefits                 250,948        35.4     237,919        36.4
   Fuel                        82,133        11.6      55,462         8.5
   Supplies and maintenance    58,468         8.2      61,168         9.4
   Taxes and licenses          51,556         7.3      48,605         7.4
   Insurance and claims        37,022         5.2      24,399         3.7
   Depreciation                65,702         9.3      58,723         9.0
   Rent and purchased
     transportation           105,043        14.8     113,267        17.4
   Communications and
     utilities                  7,975         1.1       7,361         1.1
   Other                           92         0.0       1,653         0.3
                             --------    --------    --------    --------
      Total operating
        expenses              658,939        92.9     608,557        93.2
                             --------    --------    --------    --------
Operating income               50,559         7.1      44,423         6.8
                             --------    --------    --------    --------

Other expense (income):
   Interest expense               588         0.0       1,559         0.2
   Interest income               (782)       (0.1)     (1,276)       (0.2)
   Other                           37         0.0         631         0.1
                             --------    --------    --------    --------
      Total other expense        (157)       (0.1)        914         0.1
                             --------    --------    --------    --------

Income before income taxes     50,716         7.2      43,509         6.7
Income taxes                   19,018         2.7      16,316         2.5
                             --------    --------    --------    --------
Net income                    $31,698         4.5     $27,193         4.2
                             ========    ========    ========    ========

Diluted shares outstanding     65,249                  65,250
                             ========                ========
Diluted earnings per share       $.49                    $.42
                             ========                ========


                                       OPERATING STATISTICS
                                    (Six Months Ended June 30)
                                        % Change
                                       ----------
Average monthly miles per
  tractor                      10,078     (2.3%)       10,320
Average revenues per total
  mile (1)                     $1.259      3.2%        $1.220
Average revenues per loaded
  mile (1)                     $1.408      4.3%        $1.350
Average percentage of empty
  miles                         10.55%     9.4%          9.64%
Average tractors in service     8,248      4.0%         7,928
Average revenues per truck
  per week (1)                 $2,929      0.8%        $2,905
Non-trucking revenues (in
  thousands)                  $48,065      5.6%       $45,516
Capital expenditures, net     $24,440                 $84,713
Cash flow from operations     $99,171                $100,251
Total tractors (at quarter
  end)
     Company                    7,225                   6,800
     Owner-operator               925                   1,150
                             --------                --------
          Total tractors        8,150                   7,950

Total trailers (at quarter
  end)                         21,355                  19,855


(1) Net of fuel surcharge revenues.


                                                    BALANCE SHEET DATA
                                                      (In thousands)



                                          6/30/03                 12/31/02
                                        ----------              ----------
                                        (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents              $101,814                 $29,885
   Accounts receivable, trade, less
     allowance of $5,585 and $4,459,
     respectively                          143,836                 131,889
   Other receivables                        13,858                  10,335
   Inventories and supplies                  9,184                   9,777
   Prepaid taxes, licenses and permits       7,387                  13,535
   Income taxes receivable                       -                   9,811
   Other current assets                     14,641                  14,317
                                        ----------              ----------
      Total current assets                 290,720                 219,549
                                        ----------              ----------

Property and equipment                   1,208,569               1,212,488
Less - accumulated depreciation            415,416                 380,221
                                        ----------              ----------
      Property and equipment, net          793,153                 832,267
                                        ----------              ----------

Other non-current assets                    10,698                  11,062
                                        ----------              ----------

                                        $1,094,571              $1,062,878
                                        ==========              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                        $39,265                 $50,546
   Current portion of long-term debt        20,000                  20,000
   Insurance and claims accruals            56,987                  47,358
   Accrued payroll                          20,487                  18,374
   Current deferred income taxes            17,710                  17,710
   Other current liabilities                13,563                  11,885
                                        ----------              ----------
      Total current liabilities            168,012                 165,873
                                        ----------              ----------

Insurance and claims accruals,
  net of current portion                    56,301                  47,801

Deferred income taxes                      193,924                 201,561

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     64,427,173 shares issued;
     63,862,875 and 63,781,288 shares
     outstanding, respectively                 644                     644
   Paid-in capital                         108,892                 107,527
   Retained earnings                       575,973                 547,467
   Accumulated other comprehensive loss       (164)                   (216)
   Treasury stock, at cost; 564,298
     and 645,885 shares, respectively       (9,011)                 (7,779)
                                        ----------              ----------
      Total stockholders' equity           676,334                 647,643
                                        ----------              ----------
                                        $1,094,571              $1,062,878
                                        ==========              ==========

       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 8,150 trucks and 21,355 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.